Exhibit 99.1

News Release
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
AIR PRODUCTS REPORTS FISCAL 2005 SALES UP 10%, EARNINGS UP
17% AND FORECASTS CONTINUED GROWTH IN FISCAL 2006
Fiscal Fourth Quarter EPS of $.79
Access the Q4 earnings teleconference scheduled for 11:00 a.m. Eastern Time on October 26 by calling (719) 785-9450 and entering passcode 1216247, or listen on the Web at: www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.
LEHIGH VALLEY, Pa. (October 26, 2005) – Air Products (NYSE:APD) today reported net income of $179 million or diluted earnings per share (EPS) of $.79 for its fourth fiscal quarter ended September 30, 2005. Net income increased six percent and diluted EPS was up eight percent compared with the prior year.
Revenues of $2,071 million were up five percent over the prior year on higher raw material and energy cost contractual pass-throughs and improved Chemicals pricing. Higher Gases and Equipment volumes were offset by lower Chemical volumes.
The impact of Hurricanes Dennis, Katrina and Rita reduced revenues in the quarter by approximately two percent. The hurricanes reduced operating income in the quarter by $20 million ($13 million in Gases and $7 million in Chemicals), or six cents per share.
For fiscal 2005, sales of $8.1 billion were up 10 percent and net income of $712 million was up 18 percent. Diluted EPS of $3.08 was up 17 percent. This strong performance was driven by higher Gases volumes, improved Chemicals pricing and strong Equipment performance, particularly in LNG.
John P. Jones, chairman and chief executive officer, said, “We performed well in the quarter despite three hurricanes and dramatic increases in energy prices. Our employees, with their focused and rapid response, returned plants to service as quickly as possible, innovatively sourced product, and overcame many logistical problems to minimize disruption to our customers. As a result of these exceptional efforts, we continued to deliver improved results for our shareholders and for the seventh consecutive quarter improved our return on capital.”
Gases segment sales of $1,491 million were up seven percent over the prior year on higher volumes in Electronics, Asia and North America Gases, as well as higher natural gas cost contractual pass-throughs to customers. Operating income of $205 million decreased five percent from the prior year, as higher volumes were offset by higher operating costs, including the impacts of the recent hurricanes, and lower Electronics pricing.
Chemicals segment sales of $476 million declined two percent over the prior year, largely due to lower volumes and divestitures. Continuing the recovery seen in prior quarters, operating income of $43 million was up 59 percent over the prior year from increased pricing to recover higher raw material and energy costs. These results also included revenues from a polyurethane intermediates customer contract termination and a charge resulting from a decision to exit the company’s fertilizer business.
Equipment segment revenues of $104 million rose five percent over the prior year and operating income of $20 million increased significantly. Higher LNG activity drove both the revenue and operating income increase. This quarter, the company secured two new traditional LNG heat exchanger orders, bringing the equipment backlog to a record $652 million.
2006 Outlook
Reflecting on the year, Jones said, “Our strategies paid off in fiscal 2005, as we posted significant improvements in sales, earnings and return on capital. Despite the impact of several unprecedented natural disasters, soaring energy and raw material costs, and pricing pressure in Electronics, we delivered on our commitments and positioned ourselves for further improvement in 2006.
“We have a significant amount of growth already under contract for next year. Some examples are the six hydrogen plants we are bringing on line, the 11 LNG heat exchangers we have in backlog, and the new contracts we have secured to supply Electronics customers in Asia.”
The company will be adopting Statement of Financial Accounting Standards No. 123R and begin expensing stock options in fiscal 2006. The estimated impact to diluted EPS is $.13.
The company currently anticipates fiscal year 2006 EPS of $3.25 to $3.45 per share, including the $.13 accounting change noted above. This guidance includes continued business interruption costs resulting from the hurricanes offset by insurance recoveries. The company’s forecast for worldwide manufacturing growth is approximately three percent. In the first quarter, the company expects continued negative impact on the U.S. economy from the hurricanes, which should be offset by stronger growth in the second half of the year due to rebuilding efforts.
For the first quarter, earnings per share are expected to be between $.75 and $.79 including a $.03 stock option expense, as the negative impact of the hurricanes and seasonal declines in Chemicals should be more than offset by growth in Gases volumes, continued good performance for Equipment, and insurance recoveries.
Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $8.1 billion, operations in over 30 countries, and over 20,000 employees around the globe. For more information, visit www.airproducts.com.
NOTE: The forward-looking statements contained in this release are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. Factors that might cause forward-looking statements to differ materially from actual results include those specifically referenced as future events or outcomes that the company anticipates, as well as, among other things, overall economic and business conditions different than those currently anticipated and demand for Air Products’ goods and services during that time; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover unanticipated increased energy and raw material costs from customers; uninsured litigation judgments or settlements; changes in government regulations; consequences of acts of war or terrorism impacting the United States’ and other markets; charges related to currently unplanned portfolio management and cost reduction actions; the success of implementing cost reduction programs; the timing, impact and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; the recovery of insurance proceeds; the impact of new financial accounting standards, including the expensing of employee stock options; and the timing and rate at which tax credits can be utilized. The company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in the company’s beliefs or expectations or any change in events, conditions or circumstances upon which any such statements are based.
Please review the attached financial tables, including the Summary of Consolidated Financial Information:

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)
(Millions of dollars, except for share data)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2005	2004	2005	2004

Sales	$2,070.8	$1,977.5	$8,143.5	$7,411.4

Net Income	$179.0	$168.1	$711.7	$604.1

Basic Earnings Per Share	$.81	$.75	$3.15	$2.70

Diluted Earnings Per Share	$.79	$.73	$3.08	$2.64

Capital Expenditures	$304.5	$232.9	$1,066.2	$815.5

Depreciation and Amortization	$190.2	$190.9	$728.3	$714.9

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(Millions of dollars, except for share data)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2005	2004	2005	2004

SALES	$2,070.8	$1,977.5	$8,143.5	$7,411.4
COSTS AND EXPENSES
Cost of sales	1,535.2	1,475.5	6,011.3	5,463.6
Selling and administrative	257.1	243.9	1,028.2	969.4
Research and development	33.2	33.6	132.7	126.7
Other (income) expense, net	(3.9)	(12.5)	(31.2)	(27.9)

OPERATING INCOME	249.2	237.0	1,002.5	879.6
Equity affiliates’ income	28.4	27.0	105.4	92.8
Interest expense	26.7	28.3	110.2	121.0

INCOME BEFORE TAXES AND MINORITY INTEREST	250.9	235.7	997.7	851.4
Income tax provision	66.3	57.0	263.3	226.6
Minority interest (a)	5.6	10.6	22.7	20.7

NET INCOME	$179.0	$168.1	$711.7	$604.1

BASIC EARNINGS PER COMMON SHARE	$.81	$.75	$3.15	$2.70

DILUTED EARNINGS PER COMMON SHARE	$.79	$.73	$3.08	$2.64

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	221.8	225.2	225.7	223.8

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	227.0	230.4	231.4	228.9

DIVIDENDS DECLARED PER COMMON SHARE – Cash	$.32	$.29	$1.25	$1.04

(a)	Minority interest primarily includes before-tax amounts.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Millions of dollars)

	30 September	30 September
	2005	2004

ASSETS

CURRENT ASSETS
Cash and cash items	$55.8	$146.3
Trade receivables, less allowances for doubtful accounts	1,506.6	1,454.7
Inventories and contracts in progress	577.2	577.2
Other current assets	256.2	238.7

TOTAL CURRENT ASSETS	2,395.8	2,416.9

INVESTMENTS IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	663.7	629.8
PLANT AND EQUIPMENT, at cost	12,913.3	12,201.5
Less accumulated depreciation	7,044.5	6,499.3

PLANT AND EQUIPMENT, net	5,868.8	5,702.2

GOODWILL	920.0	830.5
INTANGIBLE ASSETS, net	98.7	101.4
OTHER NONCURRENT ASSETS	442.9	359.6

TOTAL ASSETS	$10,389.9	$10,040.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,268.0	$1,319.6
Accrued income taxes	95.4	105.9
Short-term borrowings and current portion of long-term debt	447.0	280.1

TOTAL CURRENT LIABILITIES	1,810.4	1,705.6

LONG-TERM DEBT	2,052.9	2,113.6
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	931.6	820.3
DEFERRED INCOME TAXES	838.4	788.0

TOTAL LIABILITIES	5,633.3	5,427.5

MINORITY INTEREST IN SUBSIDIARY COMPANIES	181.1	168.9

TOTAL SHAREHOLDERS’ EQUITY	4,575.5	4,444.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,389.9	$10,040.4

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Millions of dollars)

	Twelve Months Ended
	30 September
	2005	2004

OPERATING ACTIVITIES
Net Income	$711.7	$604.1
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	728.3	714.9
Deferred income taxes	97.7	86.2
Undistributed earnings of unconsolidated affiliates	(39.7)	(44.6)
Gain on sale of assets and investments	(8.3)	(5.3)
Other	44.5	24.3

Subtotal	1,534.2	1,379.6
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(60.8)	(253.0)
Inventories and contracts in progress	(10.3)	(27.9)
Payables and accrued liabilities	(75.2)	5.3
Other	1.7	(18.1)

CASH PROVIDED BY OPERATING ACTIVITIES	1,389.6	1,085.9

INVESTING ACTIVITIES
Additions to plant and equipment (a)	(952.9)	(705.5)
Investment in and advances to unconsolidated affiliates	(10.5)	(18.8)
Acquisitions, less cash acquired (b)	(97.2)	(84.6)
Proceeds from sale of assets and investments	59.8	46.2
Other	4.0	—

CASH USED FOR INVESTING ACTIVITIES	(996.8)	(762.7)

FINANCING ACTIVITIES
Long-term debt proceeds	510.7	286.3
Payments on long-term debt	(634.0)	(335.4)
Net increase (decrease) in commercial paper and short-term borrowings	269.3	(134.8)
Dividends paid to shareholders	(276.2)	(218.9)
Purchase of Treasury Stock	(500.0)	—
Proceeds from stock option exercises	147.1	146.0

CASH USED FOR FINANCING ACTIVITIES	(483.1)	(256.8)

Effect of Exchange Rate Changes on Cash	(.2)	3.7

(Decrease) Increase in Cash and Cash Items	(90.5)	70.1
Cash and Cash Items — Beginning of Year	146.3	76.2

Cash and Cash Items — End of Period	$55.8	$146.3

(a)	Excludes capital lease additions of $5.0 and $6.6 in 2005 and 2004, respectively.

(b)	Excludes $.6 of capital lease obligations assumed in acquisitions in 2005.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Millions of dollars, except for share data)
Share-Based Payments
In accounting for its stock option plans for the year ended 30 September 2005, the company has applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, no compensation expense has been recognized for employee stock options. In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” which requires companies to expense the grant-date fair value of stock options for interim periods beginning after 15 June 2005. In April 2005, the Securities and Exchange Commission amended the compliance date to fiscal years beginning after 15 June 2005. The company will adopt this Statement on 1 October 2005. The estimated impact to diluted earnings per share is approximately $.13 in 2006.
Hurricanes
As a result of Hurricanes Dennis, Katrina and Rita, the company incurred losses attributable to property damage and business interruption in both its gases and chemicals businesses. The company’s New Orleans industrial gas complex sustained extensive damage from Hurricane Katrina. This facility should return to substantial operations by the end of the calendar year. The quarter ended 30 September 2005 included a charge of $20, or $.06 per share on a diluted basis, for the hurricane related losses. This charge only reflects expected insurance recoveries for certain property damage costs and does not reflect any insurance recovery for business interruption. A receivable of $14.6 has been recorded for the expected insurance recovery, principally the net book value of the damaged property. Claims will be filed with the insurance carriers as the required information is completed. Insurance recoveries will be recognized for business interruption and property claims in excess of the net book value of assets damaged as claims are settled.
Contract Termination
Effective July 2005, a major customer in the chemicals business terminated their contract for the purchase of toluene diamine. In the fourth quarter, the company recognized the present value of the termination payments required under the supply contract. As a result of the contract termination, operating income included an additional $16.
Chemicals’ Fertilizer Business
The company decided to exit the fertilizer business at the completion of its current contractual commitments. The fourth quarter included a charge of $7.6, principally for the acceleration of depreciation due to the shortened useful life of plant and equipment.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)
(Millions of dollars)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2005	2004	2005	2004

Revenues from external customers
Gases	$1,491.3	$1,395.5	$5,824.9	$5,221.8
Chemicals	475.6	483.2	1,917.6	1,828.9
Equipment	103.9	98.8	401.0	360.7

Segment and Consolidated Totals	$2,070.8	$1,977.5	$8,143.5	$7,411.4

Operating income
Gases	$204.6	$215.8	$841.7	$800.5
Chemicals	42.7	26.9	156.8	116.0
Equipment	19.7	6.0	44.9	10.8

Segment Totals	267.0	248.7	1,043.4	927.3

Corporate research and development and other income (expense)	(17.8)	(11.7)	(40.9)	(47.7)

Consolidated Totals	$249.2	$237.0	$1,002.5	$879.6

Equity affiliates’ income
Gases	$24.5	$21.8	$91.5	$78.2
Chemicals	3.9	5.2	13.9	14.6
Equipment	—	—	—	—

Segment and Consolidated Totals	$28.4	$27.0	$105.4	$92.8

(Millions of dollars)

	30 September	30 September
	2005	2004

Identifiable assets (a)
Gases	$7,764.1	$7,339.8
Chemicals	1,348.4	1,402.5
Equipment	247.0	226.4

Segment Totals	9,359.5	8,968.7

Corporate assets	366.7	441.9

Consolidated Totals	$9,726.2	$9,410.6

(a)	Identifiable assets are equal to total assets less investments in equity affiliates.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY GEOGRAPHIC REGIONS
(Unaudited)
(Millions of dollars)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2005	2004	2005	2004

Revenues from external customers
United States	$1,193.9	$1,151.1	$4,667.8	$4,224.3
Canada	18.1	16.0	72.3	73.8

Total North America	1,212.0	1,167.1	4,740.1	4,298.1

United Kingdom	139.4	153.5	589.5	659.7
Spain	114.7	109.5	467.7	437.7
Other Europe	305.8	287.1	1,211.6	1,082.7

Total Europe	559.9	550.1	2,268.8	2,180.1

Asia	249.8	216.5	961.1	762.5
Latin America	49.1	43.8	173.5	170.7

Total	$2,070.8	$1,977.5	$8,143.5	$7,411.4

Note:	Geographic information is based on country of origin. The Other Europe segment operates principally in Belgium, France, Germany and the Netherlands. The Asia segment operates principally in China, Japan, Korea and Taiwan.
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Media Inquiries:
               Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com
Investor Inquiries:
               Phil Sproger tel: (610) 481-7461; e-mail: sprogepc@airproducts.com